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                       May 9, 2023

       Ezra Gardner
       Chief Executive Officer
       Gesher I Acquisition Corp.
       Hagag Tower
       North Tower, Floor 24
       Haarba 28, Tel Aviv, Israel

                                                        Re: Gesher I
Acquisition Corp.
                                                            Form 10-K for the
fiscal year ended September 30, 2022
                                                            Filed December 29,
2022
                                                            File No. 001-40897

       Dear Ezra Gardner:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Real Estate & Construction